Exhibit 99.1

For Immediate Release

Metropolitan Bank Holding Corp. and Metropolitan Commercial Bank Appoint Two New Board Members

(Chaya Pamula and Katrina Robinson Join Boards of Directors)

NEW YORK, N.Y. — October 27, 2021 — Metropolitan Bank Holding Corp. (NYSE: MCB) (the “Company”) and its wholly-owned subsidiary Metropolitan Commercial Bank (the “Bank”) announced that Chaya Pamula and Katrina A. Robinson were appointed to the Boards of Directors of both the Company and the Bank effective October 25, 2021. Ms. Pamula is an accomplished technologist, philanthropist and entrepreneur, and Ms. Robinson is a trust company CEO.

A critical component of Metropolitan Commercial Bank’s strategic plan “to remain a top-tier performing commercial bank over the next decade” relies on bench strength, subject matter expertise and succession planning of the Bank’s leadership, including both its directors and senior management.

The impressive academic backgrounds and professional accomplishments of both Ms. Pamula and Ms. Robinson align with the Company’s core client base and its footprint in the global payments sector.

David Gavrin Retirement

David Gavrin, a founding director and former Chairman of the Board of the Company, announced his retirement, effective December 31, 2021 to spend more time with his family and pursue the philanthropic endeavors he is so very passionate about.

“David’s unwavering commitment, contributions and leadership during his 20 plus years at Metropolitan Commercial Bank is nothing less than remarkable. He will be missed by more than a few,” commented Mark DeFazio, President and Chief Executive Officer of the Company.

“Since our founding in 1999, the banking industry and MCB have faced unprecedented challenges. As a young CEO facing those challenges, I had the good fortune to have David alongside me as a mentor, friend, and confidant. A true partner, David has been invaluable to this Bank and to me. Each shareholder, old and new, owe him a debt of gratitude as his thumbprint is on the sustainable success of MCB and the shareholder value that grew alongside that success,” continued Mr. DeFazio.

“I will miss David’s counsel and friendship, as will others at MCB. The entire MCB family and I wish David Godspeed, and we are excited that he will have more time to focus on what he loves and cares deeply about – family and helping others,” Mr. DeFazio concluded.

Upon the retirement of Mr. Gavrin, the addition of Mses. Pamula and Robinson will increase the size of both the Company’s Board of Directors and the Bank’s Board of Directors to 12 members.

About Chaya Pamula

Ms. Pamula is co-founder, President and CEO of PamTen Inc. and founder of SheTek and SOFKIN. She has over 25 years of information technology experience and has led many productivity initiatives that involved business process improvement, business transformation/re-engineering and IT portfolio optimization.

PamTen provides technology information services to a diverse set of clients. The company has been ranked as an Inc. 5000 company and is a certified Minority and Women-owned Business Enterprise (MWBE). SOFKIN is a non-profit organization that creates loving and caring homes for needy and underprivileged children in the United States and India. SheTek is a not-for-profit organization with a mission to increase the percentage of women represented in the technology industry by creating a pipeline of talent that is highly skilled and job ready.

In addition, Ms. Pamula is on the board of various industrial associations and a welcomed speaker at many technology and social change events around the world and has received numerous awards for her philanthropy and entrepreneurship.

“Ms. Pamula’s vast experience in the technology industry, coupled with her not-for-profit dedication, makes her an ideal addition to our Board of Directors,” said Mr. DeFazio.

“I am honored to join the board of Metropolitan Commercial Bank. The Bank is at the forefront of financial services facilitating its clients’ success through high quality services enabled by innovative technological solutions. I look forward to contributing my expertise in technology, entrepreneurship, and my philanthropic passions to this great institution,” said Ms. Pamula.

About Katrina Robinson

Ms. Robinson is the CEO and Director of the Board of Teton Trust Company LLC, a Wyoming chartered trust company based in Jackson Hole, Wyoming that establishes and administers trusts with family offices and private clients globally. She is responsible for business operations in the U.S., business development, and acting as a liaison with the Cone Marshall Investa Group, a global network of closely held trust and fiduciary service fiduciaries. Teton Trust Company is part of the Cone Marshall Investa Group.

A lawyer admitted to practice in New York state, Ms. Robinson's previous legal experience includes working with private family offices and ultra-high net worth clients. She also worked as a portfolio manager in international wealth management in New York. She speaks Spanish and Portuguese.

Ms. Robinson is a frequent speaker at conferences and seminars on U.S. trusts, U.S. asset protection and the State of Wyoming as a premier trust jurisdiction.

“Ms. Robinson’s legal, international business and wealth management expertise and entrepreneurial spirit also make her an ideal addition to our Board of Directors,” said Mr. DeFazio.

“I’m excited about my appointment to the Board of Metropolitan Commercial Bank as the Bank has encouraged growth in the wider New York area, with clients large and small. That the Bank is community-driven with an emphasis on entrepreneurs makes this a singular place to serve on the Board,” said Ms. Robinson.

About Metropolitan Commercial Bank

Metropolitan Bank Holding Corp. (NYSE: MCB) is the holding company for Metropolitan Commercial Bank. The Bank provides a broad range of business, commercial and personal banking products and services to small and middle-market businesses, public entities and affluent individuals in the New York metropolitan area. Founded in 1999, the Bank is headquartered in New York City and operates six locations in Manhattan, Brooklyn and Great Neck, Long Island. The Bank is also an active issuer of debit cards for third-party debit card programs and provides critical global payments infrastructure to its fintech partners. The Bank is a New York State chartered commercial bank and a Federal Reserve System member bank whose deposits are insured up to applicable limits by the Federal Deposit Insurance Corporation, and an equal opportunity lender. For more information, please visit www.mcbankny.com

Mark R. DeFazio
President & Chief Executive Officer
Metropolitan Commercial Bank

212 659-0618

IR@MetropolitanBankNY.com

Source: Metropolitan Commercial Bank

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